CONFIDENTIAL

CONSULTING AND SEVERANCE AGREEMENT

THIS CONSULTING AND SEVERANCE AGREEMENT (the "Agreement") is dated as of this 12th day of January, 2010 (the "Effective Date") by and among ISORAY, INC., a Minnesota corporation ("IsoRay") and LORI WOODS ("Woods"). (IsoRay together with its subsidiary company IsoRay Medical, Inc., a Delaware corporation ("Medical"), its subsidiary company IsoRay International LLC ("International"), and all of IsoRay's subsidiaries, including Medical and International, are referred to herein as the "Company".)

RECITALS:

A.           Woods has been employed by IsoRay pursuant to an executive employment agreement, initially serving as Vice-President of Medical and now as Chief Operating Officer of IsoRay and has served on the Disclosure Committee of the Company.

B.           Woods has decided to voluntarily resign from her employment and service in all capacities with IsoRay and all of its subsidiaries as of the Effective Date but has agreed to serve as a consultant for a six month period ending August 1, 2010.

C.           Woods agrees, subject to the terms and conditions of this Agreement, to make the representations, warranties and covenants contained herein in exchange for the Company making certain payments as described in Article I.

D.           The parties hereto desire to mutually release each other from various obligations and have agreed to enter into this Agreement for such purpose.

AGREEMENT:

ARTICLE I

FINANCIAL TERMS; RESIGNATION

1.1.        Resignation; Payments to Woods. Effective as of 5 p.m. (PDT) on January 31, 2010 (the "Resignation Date"), Woods shall resign from all positions as an employee and as a member of the Disclosure Committee of the Company.  Any press release announcing and the Form 8-K describing the event shall refer to her departure as a "resignation" and not as a "termination" by the Company.  All accrued expenses incurred in accord with her duties as COO through the Resignation Date shall be paid and a final salary payment also shall be made by the Company at its next scheduled employee pay period for services rendered through the Resignation Date.  In addition, the Company shall pay Woods for all accrued vacation time up through the Resignation Date in accordance with its standard practice of providing employees with a check for accrued vacation time on the Resignation Date, including without limitation reduction for withholding taxes and FICA. As severance and consideration for the covenants and promises made to the Company hereunder, for the six (6) month period (the "Severance Period") commencing on the Severance Date (as defined below), IsoRay shall pay Woods $16,500 per month ("Severance Pay") by Company check cut on the 15th day of each month beginning as of February 15, 2010 and ending on July 15, 2010. The "Severance Date" shall be the Resignation Date provided that this Agreement has not been rescinded by Woods pursuant to Section 1.4 below.

1.2.        No Continuation of Benefits.  The Company shall not continue to provide any welfare plan benefits ("Severance Benefits") currently being provided to Woods.  Woods acknowledges and agrees that she shall not be entitled to vacation pay during the Severance Period and vacation pay for the period prior to the Resignation Date shall be dealt with solely as set forth in Section 1.1 above.

1.3.        Medical Insurance/COBRA.  Woods shall have the right to purchase personal group medical continuation coverage pursuant to her rights under the COBRA statute and regulations after the Resignation Date.

1.4         Right to Review. Woods may rescind this Agreement by giving IsoRay written notice of her desire to rescind within seven (7) days.  If Woods does not rescind this Agreement within seven (7) days of signing it, this Agreement will become irrevocable. This Agreement will not be effective until that period has expired.  Woods understands the significance and consequences of this Agreement, and acknowledges that it is voluntary and has not been given as a result of any coercion.  In the event Woods rescinds this Agreement and IsoRay has theretofore made any Severance Pay, then Woods shall immediately repay IsoRay for the cost of such Severance Pay.

1.5.        Option Exercise Term Extension.  Notwithstanding anything contained in the Company's option plan or the applicable option agreements with Woods to the contrary, the exercise term of the options to purchase 100,000 shares of IsoRay common stock owned by Woods, with a grant date of July 1, 2009 (the "Vesting Options"), shall fully vest effective as of the Resignation Date regardless of their original terms of vesting as originally set forth in the applicable option agreement and shall not be reduced as a result of Woods ceasing to be employed by the Company. All options held by Woods as of the Resignation Date other than the Vesting Options shall be cancelled and terminate in accordance with the terms of the Company's various stock option plans pursuant to which said options were granted.

1.6.        Consulting Services.  The parties agree that Woods shall provide consulting services at no additional charge to the Company of up to a maximum of ten (10) hours per month for the six month period ending on August 1, 2010, which services will include assisting the Board of Directors with any transition in management.  Services may be rendered out of Woods' home office and are not required on the premises of IsoRay.  Woods shall have all airfare, hotel, travel and other reasonable out of pocket expenses reimbursed by IsoRay if IsoRay requires travel to its corporate offices or otherwise.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Woods hereby represents and warrants to the Company as of the date of this Agreement that:

2.1.        Agreement Binding.  Neither the execution, delivery, nor performance of this Agreement by Woods will, with or without the giving of notice or the passage of time, or both, conflict with or result in a default, right to accelerate or loss of rights under, or result in the creation of, any lien, charge or encumbrance or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, rule or regulation, or any order, judgment or decree to which Woods is a party or by which Woods may be bound or affected.

2.2.        Full Settlement. Woods agrees that upon the performance of this Agreement, no further compensation is due or owing to Woods from the Company whether in the form of cash or non-cash compensation with respect to any relationship between the Company and Woods.

2.3         Return of Property.  As of the Resignation Date, Woods has returned to the Company all Company-owned property, specifically including all keys and card key badges to company buildings or property, all company-owned equipment, and all company documents and papers, including but not limited to trade secrets or confidential company information.  The parties acknowledge that Woods shall be provided with access to Company email and documents on the Company's servers as necessary to fulfill her consulting duties as set forth in Section 1.6 above.

ARTICLE III

COVENANTS

3.1.        (a)           Woods Release.  Woods and her heirs, executors, successors, predecessors, assigns, present and former partners, principals, employees, agents, attorneys, and all other persons acting on behalf of the aforementioned parties (the "Woods Parties") hereby release and forever discharge the Company and its successors, assigns, affiliates, subsidiaries, divisions, present and former officers, directors, employees, shareholders, agents, attorneys, and all other persons acting on behalf of the aforementioned parties (the "Company Parties") from any and all claims, debts, demands, suits, actions and causes of action of whatsoever kind and nature, whether in law or in equity, known or unknown that Woods or the Woods Parties may now have, at any time prior hereto ever had, or hereafter may have or could assert against the Company or the Company Parties for, upon or by reason of any matter, cause or thing whatsoever arising out of, set forth in, or connected with the employment of or services rendered by Woods.  Woods acknowledges and agrees that she does not claim or have any interest in any patents, copyrights or any other intellectual property rights relating to the Company's products, marketing materials, documentation or other assets, and that any such rights have vested in the Company as works for hire to the extent permitted by applicable law or have been assigned to the Company.  This paragraph shall not affect Woods's rights as a shareholder of the Company.

(b)          Company Release.  The Company and the Company Parties hereby release and forever discharge Woods from any and all claims, debts, demands, suits, actions and causes of action of whatsoever kind and nature, whether in law or in equity, known or unknown that the Company or the Company Parties may now have, at any time prior hereto ever had, or hereafter may have or could assert against Woods for, upon or by reason of any matter, cause or thing whatsoever arising out of, set forth in, or connected with the employment of or services rendered by Woods.

3.2.        Antidiscrimination Release.  Woods hereby releases and forever discharges the Company and the Company Parties from any and all claims, demands, debts, suits, actions, causes of action of whatever kind and nature, in law or in equity known or unknown, that Woods may now have or at any time hereto ever had, or hereafter may have or could assert against the Company for, upon or by reason of any matter, cause or thing whatsoever arising out of, set forth in or in connection with Woods's employment by the Company, including but not limited to claims under the Age Discrimination in Employment Act, as modified by the Older Workers Benefit Protection Act (or any similar applicable state or federal laws).

3.3.        No Release of Obligations Contained in this Agreement.  The Company and Woods hereby each acknowledge and agree that nothing contained in this Agreement shall release or discharge any of them from rights, duties and obligations contained in or assumed under this Agreement.

3.4.        Covenant Not to Sue.  Woods and the Woods Parties hereby agree and covenant not to sue the Company or the Company Parties for any and all claims, counterclaims, crossclaims, set-offs, debts, actions for contribution or indemnity, demands or any action whatsoever, in law or in equity, which Woods may now have, at any time prior hereto ever had or hereafter may have or could assert against the Company or the Company Parties for, upon or by reason of any matter, cause or thing whatsoever arising out of, set forth in or connected with the employment of or services rendered by Woods or any dealings between the Company or the Company Parties and Woods or the Woods Parties.  This paragraph shall not affect Woods's rights as a shareholder of the Company.  The Company and the Company Parties hereby agree and covenant not to sue Woods or the Woods Parties for any and all claims, counterclaims, crossclaims, set-offs, debts, actions for contribution or indemnity, demands or any action whatsoever, in law or in equity, which the Company may now have, at any time prior hereto ever had or hereafter may have or could assert against Woods or the Woods Parties for, upon or by reason of any matter, cause or thing whatsoever arising out of, set forth in or connected with the employment of or services rendered by Woods or any dealings between the Company or the Company Parties and Woods or the Woods Parties.

3.5.        Confidentiality; Covenant Not to Compete; Non-Solicitation.  Woods acknowledges and agrees that as partial consideration for the Severance Pay to be provided hereunder, she shall be subject to the following covenants following execution of this Agreement:

(a)    Covenant Not to Compete.  Woods shall not engage in any business or perform any service, directly or indirectly, or have any interest, whether as a proprietor, partner, employee, investor, principal, agent, consultant, director or officer, in any enterprise which manufactures Cesium-131, Iodine-125 or Palladium-103 used in the treatment of prostate, head and neck, or lung cancers, ocular melanoma, or any other treatment applications that the Company is considering as of the Effective Date, for a period of twelve months (12) months after the Effective Date. Nothing in this Section 3.5(a) shall be deemed to prohibit Woods from purchasing less than five percent (5%) of the outstanding shares of any corporation whose shares are traded on a national exchange and which, at the time of purchase, is not engaged in competition with the Company. In the event Woods desires to accept an employment position which would otherwise violate the restrictive covenant set forth in this Section 3.5(a), the Company agrees to consider waiving such covenant, in its sole discretion, subject to getting a written summary from Woods describing the proposed position, the proposed employer and its business and any other reasonable information requested by the Company.

If any court shall determine that the duration or geographical limit of the foregoing restriction is unenforceable, it is the intention of the parties that the foregoing restriction shall not be terminated but shall be deemed amended to the extent required to render it valid and enforceable, such amendment to apply only with respect to the operation of this Section 3.5(a) in the jurisdiction of the court that has made the adjudication.

(b)    Confidential Information.  Woods acknowledges that she has had and will have access to trade secrets and confidential business information of the Company throughout the term of her service to the Company and that any such trade secret or confidential information, regardless of whether Woods alone or with others developed any such trade secret or confidential information, shall be and shall remain the property of the Company. After the Effective Date, Woods shall not, either voluntarily or involuntarily, on either her own account, as a member of a firm, or on behalf of another employer or otherwise, directly or indirectly use or reveal to any person, partnership, corporation or association any trade secret or confidential information of the Company, its parents, subsidiaries, or affiliates. Such trade secrets shall include, but shall not be limited to, business plans, marketing plans or programs, financial information, forecasts, compensation arrangements, contracts (whether leases, financing arrangements, or other contracts), customer lists, and business opportunities. The term "trade secrets" shall not include information generally available to the public or a governmental agency except such term "trade secrets" shall include information provided to the Securities and Exchange Commission or other governmental agency on a confidential basis. Woods will not make available to any person, partnership, limited liability company, corporation or association, or retain after termination of employment, any Company policy manuals, contracts or other written materials.

(c)          Non-Disparagement.  So long as Woods owns any shares of the Company's common or preferred stock, or has options or warrants to acquire shares of the Company's common or preferred stock, and for a period of twelve (12) months following date on which Woods ceases to own any equity interest in the Company (the "Non-Disparagement Period"), Woods and her affiliates (including Woods's trust beneficiaries, representatives, agents, attorneys, dependents, spouse, administrators, executors, heirs, assigns, predecessors and successors-in-interest) shall not provide oral or written information or disparage or in any manner cause harmful remarks or comments to be disseminated to any third parties regarding the business, aptitude, skills, practices, procedures, operations, methods, or any other subject which may have a detrimental impact on the future business prospects or extant business relationships of the Company or any officers or directors of the Company, except as required by law if called as a witness in any court proceedings.  During the Non-Disparagement Period, the Company and its officers and directors shall not provide oral or written information or disparage or in any manner cause harmful remarks or comments to be disseminated to any third parties regarding the business, aptitude, skills, practices, procedures, operations, methods, or any other subject which may have a detrimental impact on the future business prospects or extant business relationships of Woods, except as required by law if called as a witness in any court proceedings

(d)         Non-Solicitation.   Woods will not, during the twelve (12) month period following the Effective Date for any reason, directly or indirectly solicit for employment, or employ any person who, at the time of such solicitation or employment, is employed by the Company or its affiliates or was employed by the Company or its affiliates during the twelve (12) month period prior to the solicitation or employment or induce or attempt to induce any person to terminate his or her employment with the Company or its affiliates.

(e)    Injunctive Relief.  Woods acknowledges that the restrictions contained in this Section 3.5 are a reasonable and necessary protection of the immediate interests of the Company and that any violation of these restrictions would cause substantial injury to the Company. In the event of a breach or threatened breach by Woods of these restrictions, the Company shall be entitled to apply to any court of competent jurisdiction for an injunction restraining Woods from such breach or threatened breach; provided, however, that the right to apply for an injunction shall not be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach.

3.6.        Release Not Applicable to Future Services.  Notwithstanding any language to the contrary contained herein, in the event that the parties engage in future contracts for services, including but not limited to the services contemplated pursuant to Section 1.6, any and all claims, debts, demands, suits, actions, and courses of action arising from such services, occurring after the execution date shall not be released and discharged by Sections 3.1 or 3.2 of this Agreement and the covenant not to sue contained in Section 3.4 shall not apply to such future services.

ARTICLE IV

MISCELLANEOUS

4.1.        Confidentiality.  Woods will not discuss or disclose this Agreement or any of its terms with or to any unaffiliated person or entity not signing this Agreement, except as required by law, and will not voluntarily cooperate or aid any claimant adverse to the Company.  Woods may disclose the terms of this agreement only with her legal and financial advisors.

4.2         Effectiveness.  Woods acknowledges that she has freely, knowingly and voluntarily entered into this Agreement.  This Agreement shall be null and void and of no further legal force or effect unless executed by all parties by 5 p.m. (PDT) on January 12, 2010.

4.3.        Separate Counsel.  The parties stipulate and agree that, in entering into this Agreement, they have relied upon the advice and representation of counsel and other advisors selected by them, the Company having urged Woods to rely on separate counsel chosen by her.  Woods particularly stipulates and agrees that she was afforded time within which to consider the terms of this Agreement, with her legal counsel if she so chose, and that she and her counsel and advisors have not received and are not relying on any representations or warranty from any person or entity retained or employed by the Company in connection with Woods' entry into this Agreement. Woods acknowledges that Keller Rohrback, P.L.C. and its attorneys serve as counsel for the Company and do not represent Woods.

4.4.        Waiver of Breach or Default. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

4.5.        Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and assigns.

4.6.        Paragraph Headings.  The paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said paragraphs.

4.7.        Counterparts.  This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original.

4.8.        Applicable Law.  This Agreement and all amendments thereof shall be governed by and construed in accordance with the laws of the State of Washington applicable to contracts made and to be performed therein and the parties herein are subject to the personal jurisdiction of the courts in and for the State of Washington, with venue to lie in Benton County, and to the extent permitted by law, are also subject to the personal jurisdiction of the Federal District Court, with venue to lie in the Eastern District of Washington.

4.9.        Severability.  Wherever there is any conflict between any provisions of this Agreement and any statute, law, regulation or judicial precedent, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law.  In the event that any part, section, paragraph or clause of this Agreement shall be held by a court of proper jurisdiction to be invalid or unenforceable, the entire Agreement shall not fail on account thereof, but the balance of the Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intention of the parties or would result in unconscionable injustice.

4.10.      Litigation.  In the event of any litigation between the parties arising out of this Agreement, the prevailing party shall be entitled to recover its court costs and reasonable attorneys' fees.

4.11.      Entire Agreement and Modification.  This Agreement represents the entire agreement by, between and among any of the parties and may be modified only by a duly authorized writing, executed by the Company and Woods or their respective heirs, successors or assigns.  This Agreement terminates and supersedes the Executive Employment Agreement between the parties dated as of January 1, 2007.

4.12       No Admission of Liability; Reference Letter; Mutual Statement to Public.  This Agreement shall not be considered as evidence of any violation of any statute or law, or any wrongdoing or liability on the part of the Company or its directors, officers, agents, trustees, employees, employee-spouses, successors and assigns agents or employees.  In partial consideration for Woods entering into this Agreement and the promises and covenants contained herein, IsoRay shall provide to Woods a mutually agreed upon letter of reference.  Woods and IsoRay will also negotiate, in good faith and no later than the Resignation Date, a mutually satisfactory statement to be provided to prospective employers seeking an employment reference, and separate mutually satisfactory statements to be provided by the Company to the public in the event of any inquiries concerning Woods and to be provided by Woods to the public in the event of any inquiries concerning the Company.

[Signature Page Follows]

Medical:

ISORAY MEDICAL, INC., a Delaware corporation

By	/s/ Dwight Babcock
Dwight Babcock, CEO

Date: 1/12/10

IsoRay:

ISORAY, INC., a Minnesota corporation

By	/s/ Dwight Babcock
Dwight Babcock, CEO

Date: 1/12/10

ISORAY INTERNATIONAL LLC, a Washington limited liability company

By	/s/ Dwight Babcock
Dwight Babcock, CEO

Date: 1/12/10

Lori Woods:

/s/ Lori Woods
Lori Woods

Date: 1/12/10